Exhibit 99.2

Financial Statements of Pelikan Artline Joint Venture and Controlled Entities

The accompanying consolidated financial statements of Pelikan Artline Joint Venture and Controlled Entities, a 50% owned joint venture investment of ACCO Brands Corporation (“ACCO”), are being provided pursuant to Rule 3-09 of the Securities and Exchange Commission’s (“SEC”) Regulation S-X. These financial statements are audited as of September 30, 2010 and are prepared in accordance with accounting principles generally accepted rules in Australia and as permitted by the SEC Regulations.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

A.B.N. 51 084 958 556

FINANCIAL REPORT—30 SEPTEMBER 2010

Chartered Accountants

& Business Advisers

Report of Independent Registered Public Accounting Firm

To the members of Pelikan Artline Joint Venture

We have audited the accompanying financial statements of Pelikan Artline Joint Venture (the “parent entity”), which comprises the statement of financial position as at September 30, 2010, and the related statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended for both the parent entity and the consolidated entity. The consolidated entity comprises the parent entity and the entities it controlled at the year’s end or from time to time during the year. These financial statements are the responsibility of the parent entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America . Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We did not audit the parent entity’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the parent entity’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the parent entity and the consolidated entity at September 30, 2010, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in Australia on the basis as described in note 1.

The financial statements for 2009 and 2008 (refer to note 32) are presented for comparative purposes only and have not been audited by us in accordance with auditing standards generally accepted in the United States of America.

PKF

Paul Bull	Sydney
Partner	10 February 2011

Tel: 61 2 9251 4100 | Fax: 61 2 9240 98211 | www.pkf.com.au

PKF | ABN 83 236 985 726

Level 10, 1 Margaret Street | Sydney | New South Wales 2000 | Australia

DX 10173 | Sydney Stock Exchange | New South Wales

The PKF East Coast Practice is a member of the PKF international Limited network of legally independent member firms. The PKF East Coast Practice is also a member of the PKF Australia Limited national network of legally independent firms each trading as PKF. PKF East Coast Practice has offices in NSW, Victoria and Brisbane. PKF East Coast Practice does not accept responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.

Liability limited by a scheme approved under Professional Standards Legislation.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

FINANCIAL REPORT -30 SEPTEMBER 2010

DIRECTORS’ DECLARATION

The directors of Pelikan Artline Pty Limited, the agent for the joint venture, declare that:

1.	The financial statements, which comprise the statement of comprehensive income, statement of financial position, statement of changes in equity, statement of cash flows and notes to the financial statements:

a)	comply with Australian Accounting Standards; and
b)	give a true and fair view of the financial position as at 30 September 2010 and of the performance for the year ended on that date of the joint venture and consolidated entity.

2.	In the directors’ opinion there are reasonable grounds to believe that the joint venture will be able to pay its debts as and when they become due and payable.

This declaration is made in accordance with a resolution of the board of directors and is signed for and on behalf of the directors by:

A.G. Kaldor Director

B.R. Haynes Director

Sydney, 10 February 2011

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 SEPTEMBER 2010

		Consolidated		Parent
	Note	2010 $	2009 $	2010 $	2009 $
			(unaudited)		(unaudited)
Revenue	2	131,308,301	122,520,989	135,727,057	123,263,514

		131,308,301	122,520,989	135,727,057	123,263,514

Expenses
Purchases, distribution & selling		(89,466,083)	(94,171,886)	(81,829,984)	(83,834,592)
Marketing		(12,663,744)	(11,582,511)	(12,655,998)	(11,419,743)
Administration, IT & other expenses		(2,163,752)	(866,735)	(25,058,679)	(18,375,427)
Finance costs		(1,878,429)	(1,731,901)	(3,209,695)	(3,731,221)

		(106,172,008)	(108,353,033)	(122,754,356)	(117,360,983)

Profit before income tax		25,136,293	14,167,956	12,972,701	5,902,531
Income tax expense	1,5	(4,922,678)	(2,768,432)	—	—

Profit for the year		20,213,615	11,399,524	12,972,701	5,902,531

Other Comprehensive Income
Available for sale financial assets		33,179	48	—	—

Other comprehensive income for the year, net of tax		33,179	48	—	—

Total comprehensive income for the year		20,246,794	11,399,572	12,972,701	5,902,531

Profit attributable to:
Owners of the parent entity		18,181,165	9,976,669	12,972,701	5,902,531
Minority interest		2,032,450	1,422,855	—	—

		20,213,615	11,399,524	12,972,701	5,902,531

Total comprehensive income attributable to:
Owners of the parent entity		18,207,766	9,976,708	12,972,701	5,902,531
Minority interest		2,039,028	1,422,864	—	—

		20,246,794	11,399,572	12,972,701	5,902,531

The above statement of comprehensive income should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

STATEMENT OF FINANCIAL POSITION

AS AT 30 SEPTEMBER 2010

		Consolidated		Parent
	Note	2010 $	2009 $	2010 $	2009 $
			(unaudited)		(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	6	27,205,691	18,562,716	2,527,774	12,158,955
Trade and other receivables	7	36,205,486	35,252,523	35,807,318	34,932,632
Inventories	8	22,503,626	20,850,503	22,503,626	20,850,503
Prepayments		727,708	772,097	671,674	714,660

Total current assets		86,642,511	75,437,839	61,510,392	68,656,750

Non-Current Assets
Receivables	9	—	—	9,926,160	8,745,050
Financial assets	10	409,245	361,846	40,853,792	40,853,792
Property, plant and equipment	11	2,297,720	2,624,797	1,388,650	1,330,346
Deferred tax assets	12	897,520	1,446,465	n/a	n/a
Intangible assets	13	30,467,403	30,471,275	48,243	52,115

Total non-current assets		34,071,888	34,904,383	52,216,845	50,981,303

Total assets		120,714,399	110,342,222	113,727,237	119,638,053

LIABILITIES
Current Liabilities
Trade and other payables	14	30,371,498	26,568,268	34,682,832	32,066,846
Provisions	15	1,121,980	1,257,201	687,518	607,201
Short-term borrowings	16	4,000,000	4,000,000	4,000,000	4,000,000
Current tax liabilities		2,351,731	1,202,445	—	—

Total current liabilities		37,845,209	33,027,914	39,370,350	36,674,047

Non-Current Liabilities
Trade and other payables	17	—	—	23,935,547	31,628,488
Long-term borrowings	18	19,000,000	23,000,000	19,000,000	23,000,000
Deferred tax liabilities	19	171,492	66,440	n/a	n/a
Provisions	20	274,786	210,710	46,247	79,710

Total non-current liabilities		19,446,278	23,277,150	42,981,794	54,708,198

Total liabilities		57,291,487	56,305,064	82,352,144	91,382,245

Net assets		63,422,912	54,037,158	31,375,093	28,255,808

EQUITY
Capital introduced	21	1,652,804	1,652,804	1,652,804	1,652,804
Reserves	22	119,425	92,824	—	—
Retained earnings	23	53,016,747	44,688,998	29,722,289	26,603,004
Outside equity interest	24	8,633,936	7,602,532	—	—

Total equity		63,422,912	54,037,158	31,375,093	28,255,808

The above statement of financial position should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 SEPTEMBER 2010

		Consolidated		Parent
	Note	2010 $	2009 $	2010 $	2009 $
			(unaudited)		(unaudited)
Total equity at the beginning of the financial year		54,037,158	53,804,162	28,255,808	32,598,331

Total comprehensive income attributable to:
Owners of the parent entity		18,207,766	9,976,708	12,972,701	5,902,531
Minority interest		2,039,028	1,422,864	—	—
Distribution of profit during the year		(9,853,416)	(10,245,054)	(9,853,416)	(10,245,054)
Dividends provided for or paid	4	(1,007,624)	(921,522)	—	—

		9,385,754	232,996	3,119,285	(4,342,523)

Total equity at the end of the financial year		63,422,912	54,037,158	31,375,093	28,255,808

The above statement of changes in equity should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

		Consolidated		Parent
	Note	2010 $	2009 $	2010 $	2009 $
			(unaudited)		(unaudited)
Cash Flows From Operating Activities
Receipts from customers (inclusive of GST)		146,235,117	138,177,055	143,331,735	123,011,940
Payments to suppliers and employees (inclusive of GST)		(118,083,956)	(124,435,064)	(130,051,010)	(126,021,019)
Dividend received		4,855	5,796	—	3,732,183
Interest received		745,012	437,342	1,239,016	787,752
Finance costs		(1,764,260)	(1,693,966)	(4,037,190)	(3,002,454)
Income tax paid		(3,225,568)	(5,287,633)	—	—

Net cash inflow (outflow) from operating activities	29	23,911,200	7,203,530	10,482,551	(1,491,598)

Cash Flows From Investing Activities
Purchase of property, plant and equipment		(440,006)	(219,861)	(440,006)	(220,174)
Proceeds from sale of property, plant and equipment		32,821	7,255	23,980	7,163
Purchase of subsidiary		—	(19,245,050)	—	(10,500,000)
Loans to related party		—	—	(1,181,110)	(8,745,050)

Net cash outflow from investing activities		(407,185)	(19,457,656)	(1,597,136)	(19,458,061)

Cash Flows From Financing Activities
Proceeds from borrowings		—	21,000,000	—	21,000,000
Repayment of borrowings		(4,000,000)	(4,000,000)	(4,000,000)	(4,000,000)
Loans from (to) related parties (net)		—	—	(4,663,180)	9,480,393
Profit distributions paid		(9,853,416)	(10,245,054)	(9,853,416)	(10,245,054)
Dividends paid		(1,007,624)	(921,522)	—	—

Net cash inflow (outflow) from financing activities		(14,861,040)	5,833,424	(18,516,596)	16,235,339

Net increase (decrease) in cash and cash and cash equivalents		8,642,975	(6,420,702)	(9,631,181)	(4,714,320)
Cash and cash equivalents at the beginning of the year		18,562,716	24,983,418	12,158,955	16,873,275

Cash and cash equivalents at the end of the year	1,6	27,205,691	18,562,716	2,527,774	12,158,955

The above statement of cash flows should be read in conjunction with the accompanying notes

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

This financial report is a general purpose financial report prepared in order to satisfy Pelikan Artline Joint Venture’s (referred to in this report as the parent entity) financial report preparation requirements under the Joint Venture Agreement dated 24 December 1998.

The financial report covers Pelikan Artline Joint Venture as an individual parent entity and Pelikan Artline Joint Venture and controlled entities as a consolidated entity.

The financial report was authorised for issue by the directors of Pelikan Artline Pty Limited, the agent for the Joint Venture, on 10 February 2011.

Basis of preparation

These general purpose financial statements have been prepared in accordance with Australian Accounting Standards—Reduced Disclosure Requirements, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Interpretations.

Compliance with Australian Accounting Standards—Reduced Disclosure Requirements

The financial statements of Pelikan Artline Joint Venture comply with Australian Accounting Standards - Reduced Disclosure Requirements as issued by the Australian Accounting Standards Board (AASB).

Early adoption of standards

The consolidated entity has elected to apply the following pronouncements to the annual reporting period beginning 1 October 2009:

AASB 1053:	Application of Tiers of Australian Accounting Standards and AASB 2010-2 Amendments to Australian Accounting Standards arising from Reduced Disclosure Requirements

Historical cost convention

The financial statements have been prepared on an accruals basis and are based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities.

Principles of Consolidation

A controlled entity is any entity controlled by Pelikan Artline Joint Venture. Control exists where Pelikan Artline Joint Venture has the capacity to dominate the decision-making in relation to the financial and operating policies of another entity so that the other entity operates with Pelikan Artline Joint Venture to achieve the objectives of Pelikan Artline Joint Venture.

The financial statements of controlled entities are included from the date control commences to the date control ceases.

Inter-entity balances resulting from transactions with or between controlled entities are eliminated in full on consolidation.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Tax

The parent entity is not a legal entity subject to Australian or New Zealand income tax. Its income is taxable in the hands of the Joint Venture parties.

The controlled entities are subject to Australian or New Zealand income tax and the tax balances disclosed in this report relate to these controlled entities.

The charge for current income tax expense is based on the profit for the year adjusted for any non-assessable or non-allowable items. It is calculated using tax rates that have been enacted or are substantively enacted by the statement of financial position date.

Deferred tax is accounted for using the statement of financial position liability method in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred tax is calculated at the tax rates that are expected to apply to the year when the asset is realised or liability is settled. Deferred tax is credited in the statement of comprehensive income except where it relates to items that may be credited direct to equity, in which case the deferred tax is adjusted directly against equity. Deferred income tax assets are recognised to the extent that it is probable that future tax profits will be available against which deductible temporary differences can be utilised.

The amount of benefits brought to account or which may be realised in the future is based on the assumption that no adverse change will occur in income tax legislation and the anticipation that the consolidated entity will derive sufficient future assessable income to enable the benefit to be realised and comply with the conditions of deductibility imposed by the law.

Revenue Recognition

Sale of goods revenue

Revenue from the sale of goods is recognised upon the delivery of goods to customers.

Interest revenue

Interest revenue is recognised on an accruals basis taking into account the interest rates applicable to the financial assets.

Dividend revenue

Dividend revenue is recognised when the right to receive a dividend has been established.

Promotional Expenditure

Advertising and promotional expenditure (primarily catalogue expenditure) is recognised when incurred. The expenditure is incurred when the entity enters into a binding commitment with the service provider.

Foreign Currency Transactions and Balances

The functional currency of each of the group’s entities is measured using the currency of the primary economic environment in which that entity operates. The consolidated financial statements are presented in Australian dollars, which is the parent entity’s presentation currency.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Transactions and Balances (continued)

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items are recognised in the statement of comprehensive income. Exchange difference arising on the translation of non-monetary items are recognised directly in equity to the extent that the gain or loss is directly recognised in equity, otherwise the exchange difference is recognised in the statement of comprehensive income.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the statement of financial position.

Trade and Other Current Receivables

Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost, less provision for impairment.

Collectability of trade and other receivables is reviewed on an ongoing basis. Debts which are known to be uncollectible are written off. A provision for impairment is established when there is objective evidence that the consolidated entity will not be able to collect all amounts due according to the original terms of receivables.

The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognised in the statement of comprehensive income.

Inventories

Inventories are measured at the lower of cost and net realisable value. Costs are assigned to inventory on hand by the method most appropriate to each particular class of inventory, with the majority being valued on a first in first out or average cost basis.

Investments and Other Financial Assets

The parent entity accounts for investments in subsidiaries at cost less impairment. The consolidated entity classifies its investments as available for sale financial assets. Management determines the classification of its investments at initial recognition and re-evaluates this designation at each reporting date.

Available for sale financial assets, comprising marketable equity securities, are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the statement of financial position date.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments and Other Financial Assets (continued)

Purchases and sales of investments are recognised on trade date—the date on which the consolidated entity commits to purchase or sell the asset. Investments are initially recognised at fair value plus transaction costs for all financial assets. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the consolidated entity has transferred substantially all the risks and rewards of ownership.

Available for sale financial assets are subsequently carried at fair value. Unrealised gains and losses arising from changes in the fair value of non monetary securities classified as available for sale are recognised in equity in the available for sale financial assets revaluation reserve. When securities classified as available for sale are sold or impaired, the accumulated fair value adjustments are included in the statement of comprehensive income as gains and losses from investment securities.

The consolidated entity assesses at each balance date whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of equity securities classified as available for sale, a significant or prolonged decline in the fair value of a security below its cost is considered in determining whether the security is impaired. If any such evidence exists for available for sale financial assets, the cumulative loss—measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit and loss—is removed from equity and recognised in the statement of comprehensive income. Impairment losses recognised in the statement of comprehensive income on equity instruments are not reversed through the statement of comprehensive income.

Impairment of Financial Assets

Financial assets, other than those at fair value through profit or loss, are assessed for indicators of impairment at each statement of financial position date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted. For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables where the carrying amount is reduced through the use of a provision account. When a trade receivable is uncollectible, it is written off against the provision account. Subsequent recoveries of amounts previously written off are credited against the provision account. Changes in the carrying amount of the provision account are recognised in profit or loss.

Property, Plant and Equipment

Each class of property, plant and equipment is carried at cost, less where applicable, any accumulated depreciation and impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the consolidated entity and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the statement of comprehensive income during the financial period in which they are incurred.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment (continued)

Plant and equipment

Plant and equipment are measured on the cost basis. The carrying amount of plant and equipment is reviewed annually by the directors to ensure that it is not in excess of the recoverable amount from those assets. The recoverable amount is assessed on the basis of the expected net cash flows which will be received from the asset’s employment and subsequent disposal. The expected net cash flows have been discounted to their present values in determining recoverable amounts.

Depreciation

The depreciable amount of all fixed assets including buildings and capitalised lease assets, but excluding freehold land, are depreciated on a straight line basis over their useful lives to the consolidated entity commencing from the time each asset is held ready for use. Leasehold improvements are depreciated over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements.

The depreciation rates used for each class of depreciable assets are:

Class of Fixed Asset	Depreciation Rate
Plant and equipment	7.50% - 66.77%
Motor vehicles	15.00% - 20.00%

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each statement of financial position date.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposal are determined by comparing proceeds with the carrying amount. These gains or losses are included in the statement of comprehensive income.

Leases

Leases of fixed assets where substantially all the risks and benefits incidental to the ownership of the asset, but not the legal ownership, are transferred to entities in the consolidated entity are classified as finance leases. Finance leases are capitalised, recording an asset and a liability equal to the present value of minimum lease payments, including any guaranteed residual values. Leased assets are depreciated on a straight line basis over their estimated useful lives where it is likely that the consolidated entity will obtain ownership of the asset over the term of the lease. Lease payments are allocated between the reduction of the lease liability and the lease interest expense for the year.

Lease payments for operating leases, where substantially all the risks and benefits remain with the lessor, are charged as expenses in the year in which they are incurred.

Intangibles

Intangibles – Trademark Licences

Trademark licences are initially recognised at cost of acquisition. They have an indefinite useful life because they are subject to a written trademark agreement which does not limit the period over which they are expected to generate cash inflows. They are not subject to amortisation.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangibles (continued)

Trademark licences are tested for impairment annually and are subsequently carried at cost less any accumulated impairment losses. An impairment loss is recognised for the amount by which the trademark licence’s carrying amount exceeds its recoverable amount.

Goodwill

Goodwill and goodwill on consolidation are initially recorded as an intangible asset at the amount by which the purchase price for a business or for an ownership interest in a controlled entity exceeds the fair value attributed to its net assets at the date of acquisition. Goodwill has an indefinite life on the basis there is no foreseeable limit to the period over which the asset is expected to generate cash inflows. They are not subject to amortisation.

Goodwill is tested annually for impairment and carried at a cost less accumulated impairment losses.

Impairment of Assets

Assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment. Other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units).

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the consolidated entity prior to the end of financial year which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition, with the exception of certain liabilities to employees that are usually paid within 12 months of the statement of financial position date.

Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in the statement of comprehensive income over the period of the borrowings using the effective interest method. Fees paid on the establishment of the loan facilities are recognised in the statement of comprehensive income when they are incurred.

Borrowings are classified as current liabilities unless the consolidated entity has an unconditional right to defer settlement of the liability for at least 12 months after the statement of financial position date.

Employee Benefits

Wages and salaries, annual leave and sick leave

Liabilities for wages and salaries, including non-monetary benefits, annual leave and accumulating sick leave expected to be settled within 12 months of the reporting date are recognised in other payables in respect of

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Employee Benefits (continued)

employees’ services up to the reporting date and are measured at the amounts expected to be paid when the liabilities are settled. Liabilities for non-accumulating sick leave are recognised when the leave is taken and measured at the rates paid or payable.

Long service leave

The liability for long service leave is recognised in the provision for employee benefits and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on national government bonds with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows.

Retirement Benefit Obligations

Superannuation contributions are made by the consolidated entity to employee superannuation funds and are charged as expenses when incurred.

Provisions

Provisions are recognised when the consolidated entity has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured. Provisions recognised represent the best estimate of the amounts required to settle the obligation at the end of the reporting period.

Goods and Services Tax (GST)

Revenues, expenses and assets are recognised net of the amount of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office. In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of an item of the expense.

Receivables and payables in the statement of financial position are shown inclusive of GST. The net amount of GST recoverable from or payable to the Australian Taxation Office is included with other receivables or payables in the statement of financial position.

Cash flows are presented on a gross basis. The GST components of cash flows arising from investing or financing activities which are recoverable from, or payable to, the Australian Taxation Office, are presented as operating cash flow.

Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the Australian Taxation Office.

Financial Instruments

Initial recognition and measurement

Financial assets and financial liabilities are recognised when the entity becomes a party to the contractual provisions to the instrument. For financial assets, this is equivalent to the date that the economic entity commits itself to either purchase or sell the asset (i.e. trade date accounting is adopted).

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments (continued)

Financial instruments are initially measured at fair value plus transaction costs, except where the instrument is classified ‘at fair value through profit or loss’ in which case transaction costs are expensed to the statement of comprehensive income immediately.

Classification and subsequent measurement

Financial instruments are subsequently measured at fair value, amortised cost using the effective interest rate method or cost. Fair value represents the amount for which an asset could be exchanged or a liability settled, between knowledgeable, willing parties. Where available, quoted prices in an active market are used to determine fair value. In other circumstances, valuation techniques are adopted.

Amortised cost is calculated as:

•	the amount at which the financial asset or financial liability is measured at initial recognition;

•	less principal repayments;

•	plus or minus the cumulative amortisation of the difference, if any, between the amount initially recognised and the maturity amount calculated using the effective interest method;

•	less any reduction for impairment.

The effective interest method is used to allocate interest income or interest expense over the relevant period and is equivalent to the rate that exactly discounts estimated future cash payments or receipts (including fees, transaction costs and other premiums or discounts) through the expected life (or when this cannot be reliably predicted, the contractual term) of the financial instrument to the net carrying amount of the financial asset or financial liability. Revisions to expected future net cash flows will necessitate an adjustment to the carrying value with a consequential recognition of an income or expense in the statement of comprehensive income.

The consolidated entity does not designate any interests in subsidiaries, associates or joint venture entities as being subject to the requirements of Accounting Standards specifically applicable to financial instruments.

(i)	Financial assets at fair value through profit or loss Financial assets are classified at ‘fair value through profit or loss’ when they are held for trading for the purpose of short-term profit taking, derivatives not held for hedging purposes, or when they are designated as such to avoid an accounting mismatch or to enable performance evaluation where a group of financial assets is managed by key management personnel on a fair value basis in accordance with a documented risk management or investment strategy. Such assets are subsequently measured at fair value with changes in carrying value being included in profit or loss.

(ii)	Loans and receivables Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are subsequently measured at amortised cost.

Loans	and receivables are included in current assets, except for those which are not expected to mature within 12 months after the end of the reporting period, which will be classified as non-current assets.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments (continued)

(iii)	Held-to-maturity investments Held-to-maturity investments are non-derivative financial assets that have fixed maturities and fixed or determinable payments, and it is the consolidated entity’s intention to hold these investments to maturity. They are subsequently measured at amortised cost.

Held-to-maturity	investments are included in non-current assets, except for those which are expected to mature within 12 months after the end of the reporting period, which will be classified as current assets. If during the period the consolidated entity sold or reclassified more than an insignificant amount of the held-to-maturity investments before maturity, the entire category of held-to-maturity investments would be tainted and would be reclassified as available-for-sale.

(iv)	Available-for-sale financial assets Available-for-sale financial assets are non-derivative financial assets that are either not capable of being classified into other categories of financial assets due to their nature or they are designated as such by management. They comprise investments in the equity of other entities where there is neither a fixed maturity nor fixed or determinable payments.

Available-for-sale	financial assets are included in non-current assets, except for those which are expected to be disposed of within 12 months after the end of the reporting period, which will be classified as current assets.

(v)	Financial liabilities Non-derivative financial liabilities (excluding financial guarantees) are subsequently measured at amortised cost.

Fair value

Fair value is determined based on current bid prices for all quoted investments. Valuation techniques are applied to determine the fair value for all unlisted securities, including recent arm’s length transactions, reference to similar instruments and option pricing models.

Impairment

At the end of each reporting period, the consolidated entity assesses whether there is objective evidence that a financial instrument has been impaired. In the case of available-for-sale financial instruments, a significant or prolonged decline in the value of the instrument is considered to determine whether an impairment has arisen. Impairment losses are recognised in the statement of comprehensive income.

Derecognition

Financial assets are derecognised where the contractual rights to receipt of cash flows expire or the asset is transferred to another party whereby the entity no longer has any significant continuing involvement in the risks and benefits associated with the asset. Financial liabilities are derecognised where the related obligations are discharged, cancelled or expire. The difference between the carrying value of the financial liability extinguished or transferred to another party and the fair value of consideration paid, including the transfer of non-cash assets or liabilities assumed, is recognised in the statement of comprehensive income.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comparatives

Where required by Accounting Standards and/or for improved presentation purposes comparative figures have been adjusted to conform with changes in presentation for the current year.

Critical Accounting Estimates and Assumptions

The directors evaluate estimates and judgements incorporated into the financial report based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and are based on current trends and economic data, obtained both externally and within the consolidated entity.

Key Estimates – Impairment of Goodwill and Trademark Licences

The consolidated entity tests annually whether goodwill and other intangible assets that have an indefinite useful life have suffered any impairment, in accordance with the accounting policy stated in note 1.

In assessing goodwill for impairment, sensitivity analysis was applied to key assumptions (being the growth and discount rates) used in value in use calculations. As a result of this sensitivity analysis, there were no changes in key assumptions that were considered reasonably possible, which would cause the carrying amount of goodwill to exceed its recoverable amount and therefore no impairment has been recognised in respect of goodwill amounting to $28,490,751 or trademark licences amounting to $1,976,652 for the year ended 30 September 2010.

Adoption of New and Revised Accounting Standards

During the current year, the consolidated entity has adopted all of the new and revised Australian Accounting Standards and Interpretations applicable to its operations which became mandatory.

The adoption of these Standards has impacted the recognition, measurement and disclosure of certain transactions. The following is an explanation of the impact the adoption of these Standards and Interpretations has had on the financial statements the consolidated entity.

AASB 101: Presentation of Financial Statements

In September 2007, the Australian Accounting Standards Board revised AASB 101, and as a result there have been changes to the presentation and disclosure of certain information within the financial statements. Below is an overview of the key changes and the impact on the consolidated entity’s financial statements.

Disclosure impact

Terminology changes—the revised version of AASB 101 contains a number of terminology changes, including the amendment of the names of the primary financial statements.

Reporting changes in equity—the revised AASB 101 requires all changes in equity arising from transactions with owners in their capacity as owners to be presented separately from non-owner changes in equity. Owner changes in equity are to be presented in the statement of changes in equity, with non-owner changes in equity presented in the statement of comprehensive income. The previous version of AASB 101 required that owner changes in equity and other comprehensive income be presented in the statement of changes in equity.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Adoption of New and Revised Accounting Standards (continued)

Statement of comprehensive income—the revised AASB 101 requires all income and expenses to be presented in either one statement—the statement of comprehensive income, or two statements—a separate income statement and a statement of comprehensive income. The previous version of AASB 101 required only the presentation of a single income statement. The consolidated entity has elected to use a single combined statement. The consolidated entity’s financial statements now contain a statement of comprehensive income.

Other comprehensive income—the revised version of AASB 101 introduces the concept of ‘other comprehensive income’ which comprises of income and expense that are not recognised in profit or loss as required by other Australian Accounting Standards. Items of other comprehensive income are to be disclosed in the statement of comprehensive income. Entities are required to disclose the income tax relating to each component of other comprehensive income. The previous version of AASB 101 did not contain an equivalent concept.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $
		(unaudited)		(unaudited)
Note 2 Revenue
Revenue
Sales net of discounts and rebates allowed	130,163,227	121,870,757	130,309,235	118,551,554

Other revenue
Dividend received	4,855	5,796	4,074,561	3,726,387
Interest received	1,013,514	468,900	1,216,731	810,037
Other operating revenue	126,705	175,536	126,530	175,536

	1,145,074	650,232	5,417,822	4,711,960

Total revenue	131,308,301	122,520,989	135,727,057	123,263,514

Note 3 Expenses
Depreciation—property, plant & equipment	671,172	729,565	350,860	329,151
Bad and doubtful debts expense
Bad debts	30,433	4,615	30,433	4,615
Provision for impairment	—	—	—	—

Total bad and doubtful debts	30,433	4,615	30,433	4,615

Foreign currency translation losses	21,571	26,752	16,286	—
Loss on disposal of property, plant and equipment	63,090	82,995	6,862	11,848
Rental expenses relating to operating leases	5,559,663	6,514,379	3,033,062	3,999,364

Note 4 Dividends
Fully franked dividends—franked at tax rate of 30%	1,007,624	921,522	—	—

Balance of franking account at year end adjusted for franking credits arising from payment of provision for income tax, franking debits arising from payment of dividends recognised as a liability at reporting date and franking credits arising from receipt of dividends recognised as receivable at reporting date.	20,991,213	18,332,890	—	—

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $
		(unaudited)		(unaudited)
Note 5—Income tax
(a) The components of income tax expense comprise
Current income tax	4,291,118	3,172,675	n/a	n/a
Deferred income tax—recoupment of (increase in) tax losses	394,083	(656,099)	n/a	n/a
Deferred income tax—other items	229,553	311,894	n/a	n/a
Deferred income tax—changes in tax rates	10,971	—	n/a	n/a
Under (over) provision in respect of prior years	(3,047)	204,568	n/a	n/a
Initial recognition of deferred tax assets and liabilities	—	(264,606)	n/a	n/a

Total income tax expense	4,922,678	2,768,432	n/a	n/a

Deferred income tax expense included in income tax expense
Decrease (increase) in deferred tax assets (note 12)	532,804	(347,981)	n/a	n/a
Increase (decrease) in deferred tax liabilities (note 19)	90,832	3,776	n/a	n/a

	623,636	(344,205)	n/a	n/a

(b) Income tax reconciliation
The prima facie tax on profit before income tax is reconciled to the income tax as follows:-
Prima facie tax payable on profit before income tax at 30%
(2009: 30% for Australian operations and 33% for New Zealand operations)	7,540,888	4,257,922	n/a	n/a
Add (less) tax effect of:-
Non allowable items	43,317	183,680	n/a	n/a
Non assessable items	(680)	(960,398)	n/a	n/a
Change in tax rates	10,971	—	n/a	n/a
Over (under) provision in respect of prior years	(3,047)	204,568	n/a	n/a
Increase in tax losses not recognised	671	109	n/a	n/a
Initial recognition of deferred tax assets and liabilities	—	(264,606)	n/a	n/a
Income tax not payable by parent entity—non taxable entity	(2,669,442)	(652,843)	n/a	n/a

Income tax expense	4,922,678	2,768,432	n/a	n/a

The applicable weighted average effective tax rates are as follows:	20%	20%	n/a	n/a

Tax effect relating to other comprehensive income: Deferred tax	14,220	21	n/a	n/a

Note 6 Current Assets—Cash and Cash Equivalents
Cash at bank	3,302,852	2,903,104	146,491	2,096,570
Cash on deposit	23,902,839	15,659,612	2,381,283	10,062,385

	27,205,691	18,562,716	2,527,774	12,158,955

Note 7 Current Assets—Trade and Other Receivables
Trade receivables	35,265,481	34,316,761	35,265,481	34,019,364
Less provision for impairment	(100,000)	(100,000)	(100,000)	(100,000)

	35,165,481	34,216,761	35,165,481	33,919,364
Current tax assets	91,953	—	—	—
Other receivables	948,052	1,035,762	641,837	1,013,268

	36,205,486	35,252,523	35,807,318	34,932,632

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $
		(unaudited)		(unaudited)
Note 8 Current Assets—Inventories

Stock on hand (note 1)	22,503,626	20,850,503	22,503,626	20,850,503

Note 9 Non-Current Assets—Receivables

Loan to controlled entity—unsecured	—	—	9,926,160	8,745,050

In the 2009 financial statements the non-current receivable of $8,745,050 was included as part of the investment in Spirax Holdings Pty Limited (also a non-current asset) given it related to the acquisition in 2009 (refer to note 10). There is a formalised loan agreement in place and interest is being accrued on the receivable balance. On this basis the receivable balance has been reclassified from financial assets to receivables, impacting the classification of comparatives in 2009 (refer to note 1) only. There is no change to total assets, net assets or profit in 2009 or 2010.

Note 10 Non-Current Assets—Financial Assets

Other Financial Assets
Unlisted investments
Shares in subsidiary companies (at cost)	—	—	40,853,792	40,853,792
Shares in unlisted corporations (at fair value)	409,245	361,846	—	—

	409,245	361,846	40,853,792	40,853,792

Parent Entity—Shares in other controlled corporations

On 29 April 2005 the joint venture acquired 80.17% of the share capital of Geoff Penney (Australia) Pty Limited, which is also the 100% holding company of Custom Xstamper Australia Pty Limited, Stampmakers Australia Pty Limited, Colop Products Pty Limited, Pelikan Quartet Pty Limited, Pelikan Artline Limited, S. Smith & Son (Australia) Pty Limited, The Penney Group Pty Limited and Estamp Australia Pty Limited.

On 14 January 2009 the joint venture acquired 100% of the share capital of Spirax Holdings Pty Limited, which is also the 100% holding company of Spirax Industries Pty Limited, Spirax Office Products Pty Limited, Spirax Holdings NZ Limited and Spirax New Zealand Limited.

Consolidated Entity—Shares in unlisted corporations

Shares in other corporations represent an investment in Shachihata (Malaysia) Sdn. Bhd., a private company incorporated in Malaysia that manufactures certain products sold by the Consolidated Entity. The percentage owned is 2.38% and is carried at fair value.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $
		(unaudited)		(unaudited)
Note 11 Non-Current Assets—Property, Plant and Equipment

Plant and equipment (at cost)	11,557,469	11,423,801	2,811,757	2,464,049
Less accumulated depreciation	(9,259,749)	(8,799,004)	(1,423,107)	(1,133,703)

	2,297,720	2,624,797	1,388,650	1,330,346

Motor vehicles (at cost)	—	43,182	—	43,182
Less accumulated depreciation	—	(43,182)	—	(43,182)

	—	—	—	—

Total property, plant and equipment	2,297,720	2,624,797	1,388,650	1,330,346

Movements in carrying amounts Consolidated Entity		Plant and equipment $	Motor vehicles $	Total $
At 1 October 2009
Cost		11,423,801	43,182	11,466,983
Accumulated depreciation and impairment		(8,799,004)	(43,182)	(8,842,186)

Net carrying amount		2,624,797	—	2,624,797

Year ended 30 September 2010
Net carrying amount at 1 October 2009		2,624,797	—	2,624,797
Additions		440,006	—	440,006
Disposals		(95,911)	—	(95,911)
Depreciation and amortisation charge		(671,172)	—	(671,172)

Net carrying amount at 30 September 2010		2,297,720	—	2,297,720

At 30 September 2010
Cost		11,557,469	—	11,557,469
Accumulated depreciation and impairment		(9,259,749)	—	(9,259,749)

Net carrying amount		2,297,720	—	2,297,720

Parent Entity		Plant and equipment $	Motor vehicles $	Total $
At 1 October 2009
Cost		2,464,049	43,182	2,507,231
Accumulated depreciation and impairment		(1,133,703)	(43,182)	(1,176,885)

Net carrying amount		1,330,346	—	1,330,346

Year ended 30 September 2010
Net carrying amount at 1 October 2009		1,330,346	—	1,330,346
Additions		440,006	—	440,006
Disposals		(30,842)	—	(30,842)
Depreciation and amortisation charge		(350,860)	—	(350,860)

Net carrying amount at 30 September 2010		1,388,650	—	1,388,650

At 30 September 2010
Cost		2,811,757	—	2,811,757
Accumulated depreciation and impairment		(1,423,107)	—	(1,423,107)

Net carrying amount		1,388,650	—	1,388,650

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $

		(unaudited)		(unaudited)
Note 12 Non-Current Assets—Deferred Tax Assets
Deferred tax assets	897,520	1,446,465	n/a	n/a

Deferred tax assets—movement
Opening balance	1,446,465	827,106	n/a	n/a
Change in tax rates	(11,323)	—	n/a	n/a
Initial recognition of deferred tax assets	—	271,378	n/a	n/a
Unrealised currency gains and losses	(8,414)	(2,299)	n/a	n/a
Provisions	(35,400)	(496,112)	n/a	n/a
Accruals	(101,411)	178,819	n/a	n/a
Property, plant and equipment	1,686	11,474	n/a	n/a
Tax losses	(394,083)	656,099	n/a	n/a

Closing balance	897,520	1,446,465	n/a	n/a

Deferred tax assets comprise
Provisions	376,001	329,333	n/a	n/a
Accruals	259,503	431,906	n/a	n/a
Property, plant and equipment	—	29,127	n/a	n/a
Tax losses	262,016	656,099	n/a	n/a

	897,520	1,446,465	n/a	n/a

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

Consolidated			Parent
2010 $		2009 $	2010 $	2009 $

		(unaudited)		(unaudited)
Note 13 Non-Current Assets—Intangible Assets
Trademark licence (at cost)	1,976,652	1,976,652	—	—
Goodwill (at cost)	28,490,751	28,494,623	48,243	52,115

	30,467,403	30,471,275	48,243	52,115

		Trademark licence
Movements in carrying amounts			Goodwill	Total
Consolidated Entity		$	$	$
At 1 October 2009
Cost		1,976,652	28,494,623	30,471,275
Accumulated amortisation and impairment		—	—	—

Net carrying amount		1,976,652	28,494,623	30,471,275

Year ended 30 September 2010
Net carrying amount at 1 October 2009		1,976,652	28,494,623	30,471,275
Currency fluctuations		—	(3,872)	(3,872)

Net carrying amount at 30 September 2010		1,976,652	28,490,751	30,467,403

At 30 September 2010
Cost		1,976,652	28,490,751	30,467,403
Accumulated amortisation and impairment		—	—	—

Net carrying amount		1,976,652	28,490,751	30,467,403

		Trademark licence
			Goodwill	Total
Parent Entity		$	$	$
At 1 October 2009
Cost		—	52,115	52,115
Accumulated amortisation and impairment		—	—	—

Net carrying amount		—	52,115	52,115

Year ended 30 September 2010
Net carrying amount at 1 October 2009		—	52,115	52,115
Currency fluctuations		—	(3,872)	(3,872)

Net carrying amount at 30 September 2010		—	48,243	48,243

At 30 September 2010
Cost		—	48,243	48,243
Accumulated amortisation and impairment		—	—	—

Net carrying amount		—	48,243	48,243

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $

		(unaudited)		(unaudited)
Note 14 Current Liabilities—Trade and Other Payables
Trade payables	15,088,224	11,645,009	15,488,730	11,779,486
Liabilities to employees	4,994,504	3,759,868	4,033,258	2,787,577
Other payables	10,288,770	11,163,391	9,787,328	10,253,972
Loans—unsecured	—	—	5,373,516	7,245,811

	30,371,498	26,568,268	34,682,832	32,066,846

Note 15 Current Liabilities—Provisions

Employee benefits—long service leave	1,121,980	1,257,201	687,518	607,201

Note 16 Current Liabilities—Short-term Borrowings

Loans—Westpac (secured)	4,000,000	4,000,000	4,000,000	4,000,000

Note 17 Non-Current Liabilities—Trade and Other Payables

Loans—unsecured	—	—	23,935,547	31,628,488

Note 18 Non-Current Liabilities—Long-term Borrowings

Loans—Westpac (secured)	19,000,000	23,000,000	19,000,000	23,000,000

Note 19 Non-Current Liabilities—Deferred Tax Liabilities

Deferred tax liabilities	171,492	66,440	n/a	n/a

Deferred tax liabilities—movement
Opening balance	66,440	55,871	n/a	n/a
Initial recognition of deferred tax liabilities	—	6,772	n/a	n/a
Receivables	91,069	(2,810)	n/a	n/a
Prepayments	(237)	6,586	n/a	n/a
Revaluation of available for sale financial assets charged directly to other comprehensive income	14,220	21	n/a	n/a

Closing balance	171,492	66,440	n/a	n/a

Deferred tax liabilities comprise
Receivables	91,451	382	n/a	n/a
Prepayments	16,202	16,438	n/a	n/a
Revaluation of available for sale financial assets	63,839	49,620	n/a	n/a

	171,492	66,440	n/a	n/a

Note 20 Non-Current Liabilities—Provisions

Employee benefits—long service leave	274,786	210,710	46,247	79,710

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $

		(unaudited)		(unaudited)
Note 21 Joint Venture Equity

Columbia Pelikan Pty Limited
Capital introduced	826,402	826,402	826,402	826,402
Share of joint venture profits—prior years	22,344,499	22,478,691	13,301,502	15,472,763
Share of joint venture profits—current year	9,090,583	4,988,335	6,486,351	2,951,266
Share of transfers to reserves—prior year	46,412	46,393	—	—
Share of transfers to reserves—current year	13,301	20	—	—
Distribution of profit	(4,926,708)	(5,122,527)	(4,926,708)	(5,122,527)

Joint venture interest at the end of the financial year	27,394,488	23,217,313	15,687,547	14,127,904

GBC Fordigraph Pty Limited
Capital introduced	826,402	826,402	826,402	826,402
Share of joint venture profits—prior years	22,344,499	22,478,691	13,301,502	15,472,763
Share of joint venture profits—current year	9,090,583	4,988,335	6,486,351	2,951,266
Share of transfers to reserves—prior year	46,412	46,393	—	—
Share of transfers to reserves—current year	13,301	20	—	—
Distribution of profit	(4,926,708)	(5,122,527)	(4,926,708)	(5,122,527)

Joint venture interest at the end of the financial year	27,394,488	23,217,313	15,687,547	14,127,904

Total joint venture interests
Capital introduced	1,652,804	1,652,804	1,652,804	1,652,804
Share of joint venture profits—prior years	44,688,998	44,957,382	26,603,004	30,945,526
Share of joint venture profits—current year	18,181,165	9,976,670	12,972,701	5,902,532
Share of transfers to reserves—prior year	92,824	92,785	—	—
Share of transfers to reserves—current year	26,601	39	—	—
Distribution of profit	(9,853,416)	(10,245,054)	(9,853,416)	(10,245,054)

Joint venture interest at the end of the financial year	54,788,976	46,434,626	31,375,093	28,255,808
Outside equity interests in controlled entities (note 24)	8,633,936	7,602,532	—	—

Total equity as per the statement of financial position	63,422,912	54,037,158	31,375,093	28,255,808

Note 22 Reserves

Available for sale financial assets revaluation reserve
Opening balance	92,824	92,785	—	—
Movement during the year	26,601	39	—	—

Closing balance	119,425	92,824	—	—

The available for sale financial assets revaluation reserve records revaluations of available for sale financial assets.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $

		(unaudited)		(unaudited)
Note 23 Retained Earnings

Movements in retained earnings were as follows:
Balance at the beginning of the year	44,688,998	44,957,383	26,603,004	30,945,527
Profit attributable to owners of the parent for the year	18,181,165	9,976,669	12,972,701	5,902,531
Distribution of profit during the year	(9,853,416)	(10,245,054)	(9,853,416)	(10,245,054)
Dividends paid or provided	(1,007,624)	(921,522)	—	—
Dividends attributable to outside equity interest	1,007,624	921,522	—	—

Balance at the end of the year	53,016,747	44,688,998	29,722,289	26,603,004

Distribution to joint venture partners
Columbia Pelikan Pty Limited	26,508,374	22,344,499	14,861,145	13,301,502
GBC Fordigraph Pty Limited	26,508,374	22,344,499	14,861,145	13,301,502

	53,016,747	44,688,998	29,722,289	26,603,004

Note 24 Outside Equity Interests in Controlled Entities

Outside equity interest comprises:
Share capital	141,562	141,562	—	—
Reserves	642,055	635,477	—	—
Retained earnings	7,850,319	6,825,493	—	—

	8,633,936	7,602,532	—	—

Note 25 Commitments

(a) Operating lease commitments
Aggregate amount contracted for but not capitalised in the financial statements and payable:
Not later than 1 year	2,843,651	2,419,333	1,225,858	902,141
Later than 1 year but not later than 5 years	3,332,209	1,975,051	2,226,954	1,346,153
Greater than 5 years	377,382	—	377,382	—

	6,553,242	4,394,384	3,830,194	2,248,294

Operating lease commitments relate to:

(i)     Controlled entities lease property, equipment and motor vehicles under operating leases expiring from one to ten years. Leases generally provide controlled entities with a right of renewal at which all terms are negotiated. Lease payments comprise a base amount plus an incremental contingent rental. Contingent rentals are based on either movements in the Consumer Price Index or operating criteria.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $

		(unaudited)		(unaudited)
Note 26 Assets Pledged as Security

The parent entity has a bank overdraft, letter of credit, bill facilities and bank loan which are secured by a registered mortgage by Pelikan Artline Pty Limited over all its assets and uncalled capital and over all the assets of the joint venture and the consolidated entity. The overdraft was unused at 30 September 2010 but an interest rate of 10.41% was chargeable on overdrawn balances.

The carrying amounts of assets pledged as security for the registered mortgage debenture are:
Cash and cash equivalents assets	27,205,691	18,562,716	2,527,774	12,158,955
Trade and other receivables	36,205,486	35,252,523	35,807,318	34,932,632
Inventories	22,503,626	20,850,503	22,503,626	20,850,503
Prepayments	727,708	772,097	671,674	714,660
Receivables	—	—	9,926,160	8,745,050
Financial assets	409,245	361,846	40,853,792	40,853,792
Property, Plant & Equipment	2,297,720	2,624,797	1,388,650	1,330,346
Deferred tax assets	897,520	1,446,465	n/a	n/a
Intangible assets	30,467,403	30,471,275	48,243	52,115

Total assets	120,714,399	110,342,222	113,727,237	119,638,053

Note 27 Economic Dependence

A significant portion of the consolidated entity’s trading products are supplied by Shachihata, Inc., Japan.

Note 28 Events after Balance Date

Since the end of the year cash distributions of $520,200 in total have been made to the joint venture parties.

Apart from the matter referred to above, no matters or circumstances have arisen since the end of the year which significantly affected or may significantly affect the operations of the joint venture, the results of those operations or the state of affairs of the joint venture in future financial years.

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $

		(unaudited)		(unaudited)
Note 29 Cash Flow Information

Reconciliation of profit after income tax to net cash inflow from operating activities:
Profit after income tax	20,213,615	11,399,524	12,972,701	5,902,531
Adjustments for:
Depreciation	671,172	729,565	350,860	329,151
Net loss on disposal of plant and equipment	63,090	82,995	6,862	11,848
Impairment provision—receivables	—	(253,212)	—	(253,212)
Employee benefits—provision	(71,145)	355,114	46,854	105,114

Changes in assets and liabilities
Decrease (increase) in trade and other receivables	(952,963)	(161,116)	(874,686)	(8,584,824)
Decrease (increase) in inventories	(1,653,123)	4,036,879	(1,653,123)	(415,121)
Decrease (increase) in prepayments	44,389	456,498	42,986	372,980
Decrease (increase) in deferred tax assets	548,945	(1,112,359)	—	—
Increase (decrease) in trade and other payables	3,807,102	(6,923,516)	(409,903)	1,039,935
Increase (decrease) in current tax liabilities	1,149,286	(1,417,390)	—	—
Increase (decrease) in deferred tax liabilities	90,832	10,548	—	—

Net cash inflow (outflow) from operating activities	23,911,200	7,203,530	10,482,551	(1,491,598)

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $

		(unaudited)		(unaudited)
Note 30 Related Party Transactions

Parent and controlled entities

The consolidated entity consists of the parent entity, Pelikan Artline Joint Venture and its controlled entities Spirax Holdings Pty Limited, Spirax Industries Pty Limited, Spirax Office Products Pty Limited, Spirax Holdings NZ Limited, Spirax New Zealand Limited, Geoff Penney (Australia) Pty Limited, Custom Xstamper Australia Pty Limited, Stampmakers Australia Pty Limited, Colop Products Pty Limited, Pelikan Quartet Pty Limited, Pelikan Artline Limited, S. Smith & Son (Australia) Pty Limited and Estamp Australia Pty Limited.

Loans from related parties
Aggregate amounts payable to related parties at reporting date:-
Loans unsecured (current)—controlled entities			5,741,344	7,473,271
Loans unsecured (non-current)—controlled entities			23,935,548	31,628,488
Other receivables unsecured (current)—controlled entities			454,507	957,393

			30,131,399	40,059,152

Loans to related parties
Aggregate amounts receivable from related parties at reporting date:-
Loans unsecured (non-current)—controlled entities			9,926,160	8,745,050

			9,926,160	8,745,050

Transactions with related parties

Transactions between related parties are on normal commercial terms and conditions no more favourable than those available to other parties unless otherwise stated.

Transactions between the parent entity and its controlled entities during the year consisted of:-

Payment of interest on the above loans			(1,445,435)	(2,029,882)
Receipt of interest on the above loans			719,370	461,740
Purchase of inventory			—	(2,161,766)
Receipt of dividends			4,074,561	3,726,387
Recovery of overheads			(10,081,537)	(9,782,860)
Distribution fee			(15,070,348)	(9,622,281)
Key management personnel compensation	2,869,670	2,260,846	2,869,670	2,260,846
Purchase of inventory from joint venture partner related parties			(2,051,014)	(1,987,015)
Recovery of administration and accounting services provided to a joint venture partner			60,000	60,000

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated		Parent
	2010 $	2009 $	2010 $	2009 $

		(unaudited)		(unaudited)
Note 30 Related Party Transactions (continued)
Guarantees provided to related parties
Refer to note 26 for assets pledged as security by related parties

Note 31 Financial Risk Management

The consolidated entity’s financial instruments consist mainly of deposits with banks, short-term investments, accounts receivable and payable, loans to and from subsidiaries and leases.

The totals for each category of financial instruments, measured in accordance with AASB 139 as detailed in the accounting policies to these financial statements, are as follows:

Financial assets
Cash and cash equivalents (refer note 6)	27,205,691	18,562,716	2,527,774	12,158,955
Trade and other receivables (refer note 7)	36,205,486	35,252,523	45,733,478	43,677,682
Other financial assets (refer note 10)	409,245	361,846	40,853,792	40,853,792

	63,820,422	54,177,085	89,115,044	96,690,429

Financial Liabilities
Trade and other payables (refer note 14 & 17)	30,371,498	26,568,268	58,618,379	63,695,334
Other loans and borrowings (refer note 16 & 18)	23,000,000	27,000,000	23,000,000	27,000,000

	53,371,498	53,568,268	81,618,379	90,695,334

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

Note 32 Additional Information—Unaudited

The following additional financial data is in accordance with the books and records of the consolidated entity which have been subjected to the auditing procedures applied by the auditors of the consolidated entity’s financial report for the year ended 30 September 2008.

The audit of the financial report for the year ended 30 September 2008 did not cover all details of this additional financial data, which does not form part of the financial report. Accordingly, the auditor of the company’s financial report does not express an audit opinion on such financial data and no warranty of accuracy or reliability is given.

(a) Statement of Comprehensive Income
for the year ended 30 September 2008	Consolidated	Parent
	2008 $	2008 $

Revenue
Revenue
Sales net of discounts and rebates allowed	111,469,069	111,469,069

Other revenue
Dividend received	5,097	1,906,809
Interest received	1,116,481	525,248
Other operating revenue	473,945	472,113

	1,595,523	2,904,170

Total revenue	113,064,592	114,373,239

Expenses
Purchases, distribution & selling	(73,168,682)	(68,439,547)
Marketing	(12,804,657)	(12,794,004)
Administration, IT & other expenses	(4,021,304)	(19,642,791)
Finance costs	(911,623)	(1,873,787)

	(90,906,266)	(102,750,129)

Profit before income tax	22,158,326	11,623,110
Income tax expense	(3,728,946)	—

Profit for the year	18,429,380	11,623,110

Other Comprehensive Income
Available for sale financial assets	32,302	—

Other comprehensive income for the year, net of tax	32,302	—

Total comprehensive income for the year	18,461,682	11,623,110

Profit attributable to:
Owners of the parent entity	16,701,873	11,623,110
Minority interest	1,727,507	—

	18,429,380	11,623,110

Total comprehensive income attributable to:
Owners of the parent entity	16,727,771	11,623,110
Minority interest	1,733,911	—

	18,461,682	11,623,110

PELIKAN ARTLINE JOINT VENTURE

and Controlled Entities

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 SEPTEMBER 2010

Note 32 Additional Information—Unaudited (continued)

(b) Statement of Cash Flows	Consolidated	Parent
for the year ended 30 September 2008	2008 $	2008 $

Cash Flows From Operating Activities
Receipts from customers (inclusive of GST)	131,826,601	126,741,029
Payments to suppliers and employees (inclusive of GST)	(104,545,165)	(110,665,272)
Dividend received	5,097	1,906,809
Interest received	1,116,481	525,248
Finance costs	(911,623)	(911,623)
Income tax paid	(1,644,197)	—

Net cash inflow from operating activities (note 32(c))	25,847,194	17,596,191

Cash Flows From Investing Activities
Purchase of property, plant and equipment	(458,725)	(458,725)
Proceeds from sale of property, plant and equipment	23,202	11,930

Net cash outflow from investing activities	(435,523)	(446,795)

Cash Flows From Financing Activities
Repayment of borrowings	(4,000,000)	(4,000,000)
Loans from related parties (net)	—	12,919,688
Profit distributions paid	(13,281,068)	(13,281,068)
Dividends paid	(471,547)	—

Net cash outflow from financing activities	(17,752,615)	(4,361,380)

Net increase in cash and cash and cash equivalents	7,659,056	12,788,016
Cash and cash equivalents at the beginning of the year	17,324,362	4,085,259

Cash and cash equivalents at the end of the year	24,983,418	16,873,275

(c) Reconciliation of profit after income tax to net cash inflow from operating activities:

Profit after income tax	18,429,380	11,623,110

Adjustments for:
Depreciation	560,657	273,234
Net gain on disposal of plant and equipment	(3,329)	(3,329)
Impairment provision—receivables	(110,989)	(84,351)
Employee benefits—provision	61,184	2,184

Changes in assets and liabilities
Decrease in trade and other receivables	3,648,806	3,685,422
Increase in inventories	(1,101,289)	(1,101,289)
Increase in prepayments	(521,615)	(478,660)
Increase in deferred tax assets	(25,314)	—
Increase in trade and other payables	2,799,640	3,679,870
Increase in current tax liabilities	2,103,771	—
Decrease in deferred tax liabilities	6,292	—

Net cash inflow from operating activities	25,847,194	17,596,191